Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

GREENHUNTER ENERGY, INC.

GreenHunter Energy, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

FIRST: That Article FIRST of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows (the “Amendment”):

“FIRST

The name of the Corporation is GreenHunter Resources, Inc.”

SECOND: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer as of May 23, 2013.

GREENHUNTER ENERGY, INC.

By:	/s/ Morgan F. Johnston
Morgan F. Johnston, Sr. Vice President,
General Counsel and Secretary